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INVESCO MID CAP VALUE FUND                                         SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.

FOR PERIOD ENDING:   8/31/2011
FILE NUMBER:         811-3826
SERIES NO.:          16

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
72DD.     1   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A               $   154
          2   Dividends for a second class of open-end company shares (000's Omitted)
              Class B               $    27
              Class C               $     8
              Class Y               $   730

 73A.         Payments per share outstanding during the entire current period: (form nnn.nnnn)
          1   Dividends from net investment income
              Class A                0.0591
          2   Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                0.0410
              Class C                0.0104
              Class Y                0.0887
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